Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305) of Humana Inc. of our report dated June 23, 2006 relating to the financial statements and supplemental schedule of the Humana Retirement and Savings Plan which appear in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Louisville, Kentucky
June 26, 2006